Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release
For release: Immediately
For further information contact: Paul N. Farquhar


TECH/OPS SEVCON REPORTS IMPROVED FIRST QUARTER RESULTS

Southborough, Mass. January 22, 2008..... Tech/Ops Sevcon, Inc. (AMEX
symbol TO) reported a 256% increase in net income from $88,000 in the prior year to $313,000, or $.10 per share, for the first quarter ended December 29, 2007.

First quarter fiscal 2008 compared to first quarter fiscal 2007

* Revenues increased by 25% to $10.2 million compared to $8.2 million last year; volumes were up by 18% and a further gain of 7% was due to the weakness of the US dollar compared to European currencies. The Company achieved sales increases in all of its businesses.

* Increased volumes and favorable sales mix improved gross margins, which were 37.9% of sales compared to 36.4% in the first quarter of fiscal 2007.

* Operating expenses were higher than last year due to both increased sales and engineering spend on the introduction of new products and foreign currency fluctuations.

* Operating income was $585,000 compared with $204,000 in the first quarter last year, an increase of 187%.

* Net income was 256% ahead of last year at $313,000. Underlying net income was up by 206%; foreign currency changes increased net income by $44,000.

*   Diluted net income per share was $.10 compared to $.03 last year.



Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the USA, the United Kingdom, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts,mining vehicles, airport tractors, sweepers, and other battery powered vehicles.



First Quarter 2008 Financial Highlights (unaudited)
     (in thousands except per share data)

                                                    Three months ended
                                                    ------------------
                                              December 29    December 30
                                                     2007           2006
                                              -----------    -----------
Net sales                                         $10,243        $ 8,226
                                              -----------    -----------
Operating income                                      585            204
Income before income taxes                            482            134
Net income                                        $   313        $    88
                                              -----------    -----------
Basic income per share                            $   .10        $   .03
                                              -----------    -----------
Diluted income per share                          $   .10        $   .03
                                              -----------    -----------
Cash dividend per share                           $.   03        $   .03
                                              -----------    -----------
Average shares outstanding                          3,188          3,147
                                              -----------    -----------

Summarized Balance Sheet Data
(in thousands of dollars)

                                             December 29,   September 30,
                                                    2007             2007
                                              (unaudited)   (derived from
                                                                  audited
                                                              statements)
                                              -----------    -----------
Cash and cash equivalents                         $   873         $ 1,014
Receivables                                         8,549           8,714
Inventories                                         5,734           5,422
Prepaid expenses and other current assets             887             916
                                              -----------    -----------
Total current assets                               16,043          16,066
Long-term assets                                    5,869           5,860
                                              -----------    -----------
Total assets                                      $21,912         $21,926
                                              -----------    -----------

Current liabilities                               $ 7,042         $ 7,187
Liability for pension benefits                      2,208           2,244
Deferred taxes and other long-term liabilities         60              61
Stockholders' equity                               12,602          12,434
                                              -----------     -----------
Total liabilities and stockholders' investment    $21,912         $21,926
                                              -----------     -----------